Exhibit 99.2

Cogint, Inc. (NASDAQ: COGT)

First Quarter 2017 Earnings Results Conference Call

May 9, 2017

Executives:

Derek Dubner, Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Jordyn Kopin, Investor Relations

Operator^ Good day ladies and gentleman, and welcome to cogint’s first quarter 2017 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then zero on your touch tone telephone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Jordyn Kopin, Investor Relations. Please go ahead

Jordyn Kopin^ Good afternoon and welcome. Thank you for joining us to discuss our first quarter 2017 earnings results. With me today are Derek Dubner, our Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek Dubner and Dan MacLachlan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our investor relations page on our website www.cogint.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.

For a discussion of risks and uncertainties associated with cogint’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may also present certain non-GAAP financial information relating to adjusted EBITDA. Management evaluates the financial performance of our business on a variety of key indicators, including adjusted EBITDA. The definition of adjusted EBITDA and the reconciliation to the most directly comparable GAAP financial measure is provided in the earnings press release issued earlier today.

With that, I am pleased to introduce cogint’s Chief Executive Officer, Derek Dubner.

Derek Dubner^ Thank you, and good afternoon to all who are joining us today to discuss our first quarter results. We are pleased to report another strong quarter and start to 2017. Revenue increased 29% over prior year to $50.8 million. Gross profit margin increased 300 basis points over prior year to 31%. And, adjusted EBITDA increased 111% over prior year to $5 million.

I would like to highlight two overarching industry trends that we believe will drive demand for our products and solutions for the foreseeable future. First, as I have mentioned previously, there has been an explosive proliferation of data over the years from developments in technology, such as mobile, e-commerce, and social. Businesses and governments are inundated with disparate data, both structured and unstructured, and continue to struggle to glean intelligence in order to maximize efficiency and to increase ROI. Those that do this successfully will thrive; those that don’t, will not. This challenge knows no bounds, affecting businesses of all sizes and in all industries. cogint’s products and solutions play right into this trend, where we seek to serve this massive market by delivering clarity that organizations need for their decision-making processes. Utilizing our technology, our data assets, and our analytical capabilities, we are delivering intelligent applications to our customers to enable better and faster decisions.

The second overarching trend is the powerful movement of offline to digital with respect to consumer consumption of content and purchasing. As you know, you cannot go about your day without observing the repercussions of this seismic shift. Just pick up a newspaper or watch TV or go to the mall and you will see the impact of mobile and e-commerce. Long-standing, prominently-branded retail stores are shuttering en masse while consumers are enjoying the benefits of price shopping and purchasing on their mobile devices while sitting in their living room. Marketers know that they must commit resources to digital marketing, and they will continue to do so for the foreseeable future, especially devoting resources where they can obtain measurable results. Our unique ability to develop custom audience data and to activate it against an increasing amount of addressable media is a fundamental driver of our continued success and traction within the digital marketing space. We believe that we have hardly scratched the surface of the types of solutions that we will be able to deliver to our customers using this core capability. Our competitive advantages lie in our ability to deliver relevant content to consumers about our marketers’ products or services, while delivering the consumer to the marketer at the consumer’s optimal point of interest.

Innovation drives our business, as we roll out new products, further enhance existing products, and enter new markets. We see continued strong demand for our products. We know this multiple ways. Upon that first call by the sales team, we are increasingly seeing awareness by the prospect of who we are and our capabilities. We are receiving inbound interest from, and are establishing key integrations with, various industry-specific platforms that offer a suite of third-party products, including those of our more established competitors, to their customers. By way of example, we announced the integration of the Fluent Acquisition Application with the Oracle Marketing Cloud. We have built out our outside sales team, traveling and visiting prospects around the country, where we are receiving significant interest in the products, excellent customer service, and cost efficiencies that we can deliver. And, we are seeing an increase in, not only those customers that want to deploy our products more broadly across their organizations, but also the scale of customer as we move up from smaller, early adopters to those customers that demand greater functionality to execute their daily workflow. In fact, today we now have 47 customers that spend over $1 million per year with us. There is heightened anticipation with regard to our product roadmap and, as a result, we continue to see increased interest and uptake in our subscription products. Our team of data scientists and developers is working aggressively to meet this demand by executing upon a robust product roadmap that will take us well into the future.

Our Information Services segment revenue increased 49% over prior year to $16.4 million. Our Performance Marketing segment revenue increased 21% over prior year to $34.4 million.

Within our Information Services segment:

•	Healthcare revenue increased 85% over prior year to $2.7 million.

•	Financial Services revenue increased 40% over prior year to $2.6 million.

•	Media & Entertainment revenue increased 98% over prior year to $1.8 million.

Within our Performance Marketing segment:

•	Strategic growth verticals continue to show increasing demand and strong profitability, with continued focus on activation of our unique, first-party database across new channels.

•	Mobile App revenue increased 517% over prior year to $7.5 million.

•	Career & Education revenue increased 74% over prior year to $2.5 million.

•	Market Research revenue increased 319% over prior year to $1.4 million.

Now, I will turn it over to Dan to discuss the financials.

Dan MacLachlan^ Thank you, Derek, and good afternoon. The year has started well for us. I am pleased with our strong execution in the first quarter. While investing across the business, enhancing our technology platforms, operating infrastructure and fully integrating the Q Interactive business onto our marketing services platform, we were able to deliver strong revenue growth on expanded profitability. Our first quarter results again reaffirm the execution of our business model and pave the way for what we expect to be a very successful year for cogint.

Moving on to our first quarter results, revenues were $50.8 million, a 29% increase over first quarter 2016, driven by strong growth across both our segments. Adjusted EBITDA was $5.0 million, a 111% increase over first quarter 2016. Adjusted EBITDA margin expanded 385 basis points to 10% as compared to first quarter 2016.

Continuing to the details of our P&L, as mentioned, revenues were $50.8 million for the first quarter. Our Information Services revenue increased 49% to $16.4 million, led by strong growth from our Healthcare, Financial Services and Media & Entertainment verticals. Our Performance Marketing revenue increased 21% to $34.4 million, driven by our strategic growth verticals of Mobile App, Career & Education and Market Research.

Cost of revenues were $35.2 million compared to $28.5 million for the first quarter 2016, a result of increased data and media costs associated with the increase in revenue, partially offset by savings attributed to optimization of our consumer traffic through more efficient media buying. Gross margin was 31% for the first quarter 2017, a 300 basis point increase over first quarter 2016.

SG&A was $19.0 million, a 15% increase over first quarter 2016 driven primarily by increased investment in the expansion of our sales, operations, infrastructure and technology teams, partially offset by lower professional fees. The $19.0 million in SG&A for the first quarter consisted primarily of $7.3 million of non-cash share-based compensation, $6.9 million in employee salaries and benefits, $1.1 million in accounting, legal and other professional fees and $0.7 million in restructuring costs related to the integration of the Q Interactive business.

Depreciation and Amortization was $3.4 million in the first quarter 2017, a 31% increase over first quarter 2016. The increase was primarily the result of the amortization of intangible assets from the acquisition of Q Interactive in the second quarter of 2016.

As a result of the Q Interactive integration, we wrote-off a total of $3.6 million in long-lived assets for certain intangible and fixed assets, including trade names and proprietary technology, acquired in the Q Interactive acquisition.

Net loss was $12.7 million for the quarter, largely a result of non-cash share-based payments of $7.3 million and the one-time non-cash write-off of long-lived assets I just discussed. Net loss for the first quarter 2016 was $6.7 million, inclusive of a tax benefit of $3.5 million. For the first quarter 2017, we recognized a full valuation allowance on our deferred tax assets, and as a result, did not book any tax benefit in the period. We expect to be in a full allowance position for the remainder of the year and do not expect to book a tax benefit in 2017. We reported a loss of $0.24 per share for the first quarter based on a weighted average share count of 53.8 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $22.1 million at March 31, 2017, compared to $10.1 million at December 31, 2016. Total debt, including the current portion of long-term debt, which was used to finance a portion of the Fluent acquisition, was $63.0 million at March 31, 2017, an increase of $13.0 million from December 31, 2016, a result of an additional Incremental Term Loan.

Current assets were $52.4 million at March 31, 2017, compared to $43.1 million at December 31, 2016. Current liabilities, exclusive of the current portion of long-term debt, were $19.0 million at March 31, 2017, compared to $22.0 million at December 31, 2016.

Moving on to the statement of cash flows, for the quarter ended March 31, 2017, cash provided by operating activities was $2.2 million compared to $0.5 million for the same period 2016. The $2.2 million provided by operating activities was primarily the result of generating operating income of $2.3 million, after adjustments for non-cash items totaling $15.1 million.

Cash used in investing activities was $2.3 million for the quarter ended March 31, 2017, mainly the result of $2.1 million used for software developed for internal use.

Cash provided by financing activities was $12.1 million for the quarter ended March 31, 2017, a result of $14.0 million in net proceeds from the Incremental Term Loan, partially offset by the repayment of $1.8 million in long-term debt.

For the trailing twelve months ending March 31, 2017, our leverage ratio was 2.3x net debt to adjusted EBITDA. As we discussed our capital allocation strategy during our last call, and our ability to extract tremendous operating leverage from the execution of our business model, we wanted to position the company in a manner so as to seize upon the abundance of opportunities we have on our product roadmap, should we choose to from time to time. In that regard, we secured a $15 million dollar term loan from our lending partner in the first quarter of 2017 on substantially the same terms as our existing debt. With our expanding margins and continued strong cash flows, we expect deleveraging throughout the year, continuing to focus on strong organic growth.

Also on our last earnings call, I took some time to reflect on and discuss our strategic acquisition of Q Interactive in 2016. Q Interactive provided an excellent strategic acquisition opportunity that allowed us to expand our data assets, customer base and thought leadership. After analyzing the synergies and identifying the capabilities that drive the greatest ROI within our marketing business, we commenced and completed, in the first quarter of 2017, the integration of the Q Interactive business, leveraging the best capabilities across the organization and realizing cost, technology and resource synergies that will translate into material profitability. We expect little or no customer or revenue attrition associated with the integration. We incurred restructuring costs included in SG&A in the amount of $0.7 million as a result of the integration during the period. Beginning in the second quarter 2017, we expect to realize approximately $4.5 million in annualized savings in SG&A as a result of the post-integration cost synergies.

I will now turn it over to Derek, to conclude our prepared remarks.

Derek Dubner^ In closing, we are off to a great start to the year. We have demonstrated over the last couple of years that we are building a company for the long term, with a strong foundation comprised of next-generation, cloud-based platforms, a massive data repository containing holistic views of over 95% of the U.S. consumer population, intelligent applications, and analytical capabilities to drive products well into the future. We are driven by innovation and our customers. We are focused on AI implementation, or Artificial Intelligence, layering our platforms with machine learning so as to extract knowledge otherwise unattainable. And, combined with the overarching themes we discussed, we have tremendous opportunities that lie ahead. We are very well positioned for the rest of 2017 and thereafter. Our operator will now open the line for Q&A.

Operator^ Thank you. Ladies and gentlemen if you have a question at this time please press star, then one on your touchtone telephone. If at any time your question has been answered or you wish to remove yourself from the queue lease press the pound key. Our first question is from Jim McIlree with Chardan. Your line is now open.

Jim McIlree^ Thanks and good evening. Derek, I think in your remarks you talked about three verticals within both the performance marketing and information services businesses. And I’m curious, were those three just the largest three verticals in each of those groups or the ones with the greatest growth rate? Or the ones that you’re focusing on going forward? Or some or all or some combination of that?

Derek Dubner^ Thanks Jim, great to hear from you. Those are the verticals Jim that we’re focused on right now. Where we see, as I mentioned on the last call, where we’re devoting our resources where we see we can get sort of exponential gain; those that we can make the most traction in and that we’re very excited about.

And that’s why we’ve chosen those verticals to highlight. And of course, because of the progress in those verticals it’s because of the attention we’re giving them.

Jim McIlree^ Okay and as far as the size of those verticals relative to anything else? They could be random or they’re some of the bigger ones?

Dan MacLachlan^ Hi Jim, this is Dan. So when we looked at these verticals, we’ve called them out on the performance marketing side over the past few quarters. These are those strategic growth verticals where we see the most amount of strategic leverage if you will going into the next few quarters. We’ve put a lot of resource into growing these verticals.

So as it relates to kind of historical growth, these are the verticals we see growing over the next few quarters. Relative to size of some of the other verticals, they’re more of the emerging side that are growing quickly. The other verticals are relatively stable in regards to kind of historical revenue.

Jim McIlree^ Okay that’s helpful. And, Dan, every time we speak I think I ask you about seasonality so I don’t want to disappoint you this time. Was Q1 a seasonally weak quarter for information services and performance marketing? Or both?

Dan MacLachlan^ So I would expect nothing less than to get the seasonality question. So we’ve discussed previously that the marketing side of the business performs well on the fourth and first calendar quarters and the risk management side of the business really performs well the first through third calendar quarters.

Looking at the overall business, if the marketing business represents a substantial portion of our revenue we do still expect seasonal pressure as the result. However, we’ve layered on multiple strategic growth initiatives into our business model, both on the performance and information services side, and fully expect to leverage that growth over the next two quarters.

Jim McIlree^ Ok, great. And the last one; at the very end, Dan, you threw in a $4.5 million in annual SG&A savings beginning in Q2. I just want to make sure I’m understanding that correctly; so if I look at X the write off, let’s just do a SG&A and sales and marketing, X the write off, so you’re at, what, $19 million right now? So is it fair to say then, a year from now it will be $19 million less the $4.5 million plus whatever growth is required to support the business? Is my math kind of right?

Dan MacLachlan^ Yes, that’s the way to look at it. I mean, as a growth company, we’ll continue to invest in the infrastructure, sales and technology teams from a headcount perspective. But the way to look over the normalized SG&A is to take out the $4.5 million on an annualized basis.

So looking at where we’re at today at $19 million in SG&A, you can expect over the next year that $4.5 million would be removed from that number, offset by some initiatives to grow the business.

Jim McIlree^ Very good, ok fantastic, thanks a lot and good luck with everything.

Derek Dubner^ Thank you.

Operator^ Our next question comes from Jim Goss with Barrington Research. Your line is now open.

Jim Goss^ Okay, thanks. Following up a little bit on Mr. McIlree’s first question; the information services categories you highlighted don’t really match up with the areas I’d think you’d be going into with IDI CORE. So I gather they would relate more to the Fluent sort of a spin off, if you will. Is that correct or are some of the financial services areas primarily related to the IDI CORE operations?

Dan MacLachlan^ Yes, when you look at the product suite and solutions that we have on the risk management side of the business, you’re going to see a tremendous amount of those solutions fall into the financial services bucket.

You’ll also see a good portion of the solutions fall into healthcare. When you call out the media and entertainment as it sits today, a good portion of the marketing business will fall into that bucket.

Jim Goss^ Ok. Can you provide any update on the IDI CORE progress to this point? I know it was a smaller category, but a promising one. So where does that stand right now?

Derek Dubner^ Sure Jim, appreciate it, this is Derek. We’re doing great in that business. But, as I’ve mentioned previously - and believe me I wish I could give more transparency than I am. It’s just highly competitive. And we know our competition feels us, we are testing head to head with them with customers and winning tests on our data and we’re growing the business.

So I can’t give any metrics of onboarded users or customer adoption. But as I can tell you, that I mentioned in my notes, that we’re seeing continued growth in the subscription products; meaning the contractual revenue versus transactional.

And again, just to highlight for you and anyone else who is unaware from previous calls; that’s a reverse of what we’ve experience in the industry given where we are in the early stages of development.

We are getting customers that understand where we’re going in this product road map. And they’re wanting to lock-in in long term subscription contracts in order to lock in price and take advantage of the efficiencies that we’re bringing to them today. We are, I can say, in fact winning larger customers than we were in the smaller early phases, smaller early adopters. And we’re very excited by that and we continue to make progress.

As I mentioned in my notes, we built out our outside sales team and those are really a bit of a longer sales cycle but they’re knocking on doors of the bigger, larger companies. Again, it takes a little time to get that traction as opposed to a small business, but we’re very excited about that. And we’re now integrating with many of the platforms that are out there.

By way of example, in the collections market there are platforms that offer their customers access to a variety of products and they might be competitive products, of course. But now when we get that phone call from them saying, “I’m being told by my customers they want access to you on my platform, so let’s bring you onboard,” that tells us that we’re making traction in the market. And so that’s just one of those indicators that we follow and we’re very encouraged.

Jim Goss^ Okay and with the groupings in the performance marketing segment, can you talk about which of those relate more to the traditional Fluent business versus the Q Interactive business? Or was there a lot overlap in each of those?

Dan MacLachlan^ Jim, this is Dan. So when we look at the Q Interactive business, one of the things we looked at when we talked about kind of strategic acquisitions and we talked a little bit about it last quarter.

It is from an acquisition stand point we really looked at the opportunistically inquisitive, looking for those assets that are perhaps misplaced or underappreciated and that can synergistically expand our capabilities and exploit our business model, all while having an acquisition cost that is significantly lower than the target’s extrinsic value.

So when we looked at Q Interactive, we knew that we were one of the few potentially only strategic that could extract meaningful value from that asset. And as you know, Q Interactive revenue had been declining for several years, however, we saw tremendous value in the client relationships, data, and thought leadership, because of the already superior platform we had with the Fluent asset.

As we integrated the business, shared clients, and grew the customer base, we’ve lost visibility in to the segregation if you will of the legacy Q business verses the current overall business. However, what I will say is the growth of our marketing business came off the growth of our Fluent platform. I would say very little growth, in those verticals, would be attributed to the legacy Q Interactive business.

Jim Goss^ Ok, maybe that lastly are there any other small acquisitions you could make that would either be along the same lines or maybe adjacent to it so that it might extend that traditional business?

Derek Dubner^ So Jim, we’ve made it a policy really on not to comment on any acquisitions and the like. But I will reiterate my comment, that I have made many times, we’re very intently focused on creating shareholder value and we will always be looking for opportunities if that expands the customer base, if that expands our technologies, or advances the road map.

And we’re especially interested in assets like you, where they might be mispriced or misunderstood, where we can make that acquisition that we know it significantly increases shareholder value and is synergistic with the business. So I will leave it at that.

Jim Goss^ All right, thank you.

Derek Dubner^ Thanks Jim.

Operator^ Our next question is from Monish Bahl with MHB Capital. Your line is now open.

Monish Bahl^ Thank you, and congratulations. Just a couple quick questions, with regard to the long-term debt on the sequential basis its spiked up $15 million dollars, will you talk about that quickly?

Dan MacLachlan^ Sure, so again, we talked a little bit about it on our last call but what we’ve seen over the last few quarters as we have initiated some of these strategic initiatives, is we saw a tremendous amount of opportunities in within our product road map and our pipeline. And at any given time, we want to position ourselves well to basically act upon, when necessary, on those initiatives, to really drive the business.

As a result of that, we reached out to our lending partner and in the first quarter of 2017, brought in an additional net proceeds of $14 million dollars from an additional term loan on substantially the same terms as our current debt.

Monish Bahl^ Ok, got it. And then, with regard to the health care vertical that showed very robust growth, can you talk about what is driving that growth and what sustainable growth rate you could achieve within that vertical? Thank you.

Dan MacLachlan^ Sure, and you know, we talk about these growth verticals these are where we’re really putting our strategic initiative and see a tremendous amount of ability to leverage not only the data assets that we have on the information services side, but also leverage our ability to build custom audience on the marketing side so what that health care vertical really includes is hospitals and medical facilities that look for data validation, due diligence on the risk management side.

We’ll also see on the marketing side, vitamin and health supplement marketing companies, durable medical equipment buyers, pharmacy saving cards and etcetera. I can think that market has plenty of room and opportunity for growth. We feel that is one of our potential strategic growth verticals.

We initiated that in the third quarter of this past year and have seen a tremendous amount of capability to grow that vertical and see that to continue throughout ‘17 in to ‘18, leveraging our ability to build custom audiences that target the needs of this particular vertical.

Monish Bahl^ Ok, great. Thanks so much. Take care.

Derek Dubner^ Thank you.

Operator^ Our next question is from Sam Schaefer with Global Value Research. Your line is now open.

Sam Schaefer^ Hi, guys. Thank you for taking my question. Derek, in the prepared remarks, you mentioned the product roadmap over the next several quarters. I was hoping you that could expand on this and really when we’ll start to see this evolve.

Derek Dubner^ Sure, Sam. Thanks for the question. What I can tell you today is that it is already evolving quite significantly. It has been over the last two quarters. We have these product enhancements within various solutions that we believe differentiate us from the market place quite significantly.

And those are (inaudible) well in to ‘18, where we have defined objectives that we are very excited about, that we will cross off one at a time, making our products better and better. So we have significant initiatives that we will roll out in the next two quarters, that we believe will have a very meaningful impact on revenue, and so that excites us.

And then again, we have sort of these aspirations I’ll say but you know, aspirations, I’ll say, makes me sound as if we will not accomplish, and we will, but they are objectives, let’s say, that are better than what we see in the market and we are very excited about executing upon those, later in the year, after these first parts of the list are taken out.

Sam Schaefer^ All right, you had cut out part way through there so I hope I’ll be able to read the answer as the transcripts become available.

Derek Dubner^ Sure, no, I apologize Sam. I mean in a nutshell, I guess I can tell you is that we’ve been executing for the last couple of quarters on that road map. Well we have been for a long time, but we’ve really upped the Seattle technology team and our other developers and other locales have been executing upon that plan. We have released many of the initiatives.

They are enhancements within our products that our customers are loving, in a nutshell, and we will continue to roll out very meaningful initiatives over the next couple of quarters that we believe with have a direct impact on revenue.

Sam Schaefer^ Great, and I know in the past, you were keeping Fluent’s data separated from IDI, I believe in the last call that you mentioned that really the integration of Fluent’s data into idiCORE was going to start. Can you really provide an update on that integration?

Derek Dubner^ Sure, I can tell you that Fluent’s data is fully integrated into idiCORE. And we are very excited about that. And our customers are all (Inaudible)

Sam Schaefer^ I’m hoping to get an update on the multiple TRADS lawsuits. I believe the one was finalized. I was curious if we have provided them with the source code or if we’re still in possession of that.

Derek Dubner^ Yeah, Sam, you know, I would point you to our legal proceeding section in the 10Q that we just filed. I think that can give you all the color that you need and therefore I’m probably not going to address it today.

Sam Schaefer^ Ok, thank you.

Derek Dubner^ Thank you.

Operator^ Ladies and gentlemen thank you for participating in today’s conference. You may all disconnect. Everyone have a good day.